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                                                                   EXHIBIT 99(1)

         Harrah's Entertainment To Acquire Remaining Ownership Interest
          In JCC Holding Company, Owner Of Harrah's New Orleans Casino

         LAS VEGAS, July 31, 2002 -- Harrah's Entertainment, Inc. (NYSE:HET) and JCC Holding Company (OTCBB:JCHC) announced a merger agreement tonight under which a Harrah's affiliate will acquire the remaining shares of JCC common stock that Harrah's doesn't already own.

         Harrah's currently holds about 63 percent of the outstanding common stock of JCC, which owns the Harrah's New Orleans Casino. Under terms of the merger agreement, which was unanimously approved by JCC's full board of directors, Harrah's has agreed to pay $10.54 per share, or a total of approximately $54 million, for the remaining JCC stock. Harrah's also agreed to assume or retire all of JCC's outstanding debt.

         The acquisition is subject to the approval of JCC stockholders, as well as gaming regulatory approvals and other customary conditions, and is expected to be completed during the fourth quarter of 2002. It is anticipated that litigation between Harrah's and JCC will be dismissed in connection with closing of the transaction.

         "This acquisition will benefit the customers, employees and other stakeholders of Harrah's New Orleans by allowing us to focus on optimizing the property's potential," said Phil Satre, Chairman and Chief Executive Officer of Harrah's Entertainment.

         "We are extremely pleased to have reached a definitive agreement with Harrah's," said Paul Debban, Chairman and President of JCC. "The proposed transaction was unanimously recommended by JCC's special committee and was unanimously approved by JCC's board of directors. We believe this transaction maximizes value for JCC stockholders."



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         "The JCC transaction exemplifies our determination to invest in businesses that benefit our shareholders, customers, employees, business partners and the cities and states where we do business," said Gary Loveman, Harrah's Entertainment President and Chief Operating Officer.

         "We stood behind Harrah's New Orleans during its difficult reorganization process because we were as confident in its future as we are in the future of our other operations in Louisiana," said Anthony Sanfilippo, Harrah's Entertainment Central Division President.

         "In addition to our investment in New Orleans, we have made significant investments in Louisiana at Lake Charles and Shreveport," Sanfilippo said. "Our continued commitment to New Orleans and Louisiana is due in part to the willingness of state and local political leaders to adopt policies that provide the opportunity for tourism-related businesses to grow and prosper in the face of strong competition from surrounding states."

         More information about Harrah's Entertainment is available on the company's web site - WWW.HARRAHS.COM.


         Founded more than 60 years ago, Harrah's Entertainment, Inc. operates 25 casinos in the United States, primarily under the Harrah's brand name. Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.


         This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contains words such as "may," "will,"

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"project," "might," "expect," "believe," "anticipate," "intend," "could,"
"would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.


         We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:


  o potential delays in closing the transaction due to regulatory or other matters;

  o the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

  o construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

  o our ability to timely and cost effectively integrate into our operations the companies that we acquire;

  o      access to available and feasible financing;

  o changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

  o litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

  o ability of our customer-tracking and yield-management programs to continue to increase customer loyalty;

  o our ability to recoup costs of capital investments through higher revenues;

  o      acts of war or terrorist incidents;

  o      abnormal gaming holds, and

  o the effects of competition, including locations of competitors and operating and market competition.

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         Any forward-looking statements are made pursuant to the Private
Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.


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